UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2014

James River Coal Company
(Exact name of registrant as specified in its charter)

Virginia	000-51129	54-1602012
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

901 E. Byrd Street, Suite 1600, Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 780-3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 1, 2014, James River Coal Company (the “Company”) and certain of its subsidiaries entered into a Third Amendment (the “Third Amendment”) to the Second Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) by and among the Company, certain of its subsidiaries (the “Borrowers”), the lenders party thereto (the “Lenders”) and General Electric Capital Corporation as administrative agent for the Lenders (the “Administrative Agent”) and as collateral agent for the Lenders. The Third Amendment:

1.	modifies the definition of “Trigger Event Period” by modifying certain liquidity requirements; and

2.
modifies a milestone requirement that establishes April 7, 2014 as the deadline for a third party to submit a letter of intent to enter into one or more restructuring transactions (including assets sales or debt or equity issuances) and for the Debtors to deliver certain agreements entered into by any such third party in connection with such restructuring transactions.

The foregoing description is a summary of the material terms of the Third Amendment, which is attached hereto as Exhibit 10.1. Capitalized terms not defined in this Item 1.01 are defined in the Third Amendment.

ITEM 8.01       OTHER EVENTS

In 2011, the Company issued $275.0 million principal amount of its 7.875% Senior Notes due 2019 (the “2019 Notes”), of which $270.0 million in aggregate principal amount remained outstanding as of March 31, 2014. An interest payment on the 2019 Notes was due on April 1, 2014. The Company did not make this interest payment on the due date. Pursuant to the Indenture governing the 2019 Notes, the Company is entitled to a thirty-day grace period in which to make the interest payment before an “Event of Default” is deemed to have occurred.

ITEM 9.01.       FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

10.1	Third Amendment to the Second Amended and Restated Revolving Credit Agreement dated April 1, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2014

JAMES RIVER COAL COMPANY

By:	/s/ Samuel M. Hopkins II
Samuel M. Hopkins II Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to the Second Amended and Restated Revolving Credit Agreement dated April 1, 2014